                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                         ------------------------------


     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): August 7th, 1998.




                              DATA DIMENSIONS, INC.

             (Exact name of registrant as specified in its charter)



            DELAWARE                      0-4748                           06-0852458
(State or other jurisdiction of    (Commission File No.)     (I.R.S. Employer Identification No.)
incorporation or organization)



             One Bellevue Center, 411 108th Avenue N.E., Suite 2100,
                           Bellevue, Washington 98004

                    (Address of principal executive offices)



        Registrant's telephone number, including area code: 425-688-1000



 = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                                      INDEX

Item 2.    Acquisition of Assets                                          3

Item 7.    Financial Statements and Exhibits

           a) Financial statements of ST Labs, Inc.                       4

           b) Pro forma financial information                            16

           c) Exhibits - The following exhibits are filed as a part of this report

                2.1 Agreement and Plan of Reorganization by and among Data Dimensions, Inc., DS Acquisition Corporation, Robert Arnold, Jr., Tye V. Minckler, and ST Labs, Inc. dated July 28, 1998.

                        [The following exhibits and schedules to the Agreement and Plan of Reorganization have been omitted:]

                        Exhibit 1.3    Articles of Merger
                        Exhibit 2      Disclosure Schedule
                        Exhibit 5.11   Stock Option Assumption Agreement
                        Exhibit 6.2.3  Legal Opinion of Garvey, Schubert & Barer
                        Exhibit 6.3.4  Legal Opinion of Summit Law group, PLLC
                        Exhibit 6.3.13 U.S. Bank Warrant Agreement

                        [The Registrant undertakes to furnish supplementally to the Commission a copy of any omitted schedule upon Commission request.]


                4.1     Stock Restriction and Registration Rights Agreement.
                4.2     Indemnification and Escrow Agreement.

                23.1    Consent of independent accountants.

Item 2. Acquisition of Assets

           On July 28, 1998, Data Dimensions, Inc. (the "Company") entered into a definitive agreement with ST Labs, Inc. ("ST Labs") and certain of its shareholders, pursuant to which, on August 6, 1998, the Company acquired all of the outstanding common stock of ST Labs in exchange for 515,300 shares of Company common stock. In addition, the Company assumed all options outstanding under ST Labs' Option Plans. If fully excercised, such options will result in the issuance of approximately 158,000 additional shares of the Company's common stock. The value of the Company shares exchanged in the Merger, combined with the shares issuable under the Option Plans, is approximately $9.7 million. ST Labs provides information technology services to its customers including recruiting contract test engineers, test automation training, and software testing in its own or customer locations, and testing facilities management.
As a result of the transaction, ST Labs became a wholly-owned subsidiary of the Company. The Company intends to continue to use the assets acquired in the manner used by ST Labs prior to the acquisition.

Item 7. Financial statements and exhibits

(a)     Financial statements of business acquired

                Included herewith are ST Labs audited financial statements as of December 31, 1997 and for the year then ended and the unaudited financial statements as of March 31, 1998 and for each of the three month periods ended March 31, 1997 and 1998.

(b)     Pro forma financial information

                Included herewith is a pro forma condensed consolidated balance sheet as of March 31,1998, presented on the basis as if the Company's acquisition of ST Labs had occurred on March 31, 1998, and condensed consolidated statements of operations for each of the years ended December 31, 1995, 1996 and 1997 and each of the three month periods ended March 31, 1997 and 1998, presenting results of operations as the combined results of the Company and ST Labs.

                This business combination will be accounted for as a "pooling-of-interests" for financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholder interests which were previously independent. Consequently, the historical financial statements for periods prior to the consummation of the combination will be restated as though the companies had been combined for all periods presented.

(c) Exhibits - The following exhibits are filed as a part of this report:

                2.1 Agreement and Plan of Reorganization by and among Data Dimensions, Inc., DS Acquisition Corporation, Robert Arnold, Jr., Tye V. Minckler and ST Labs, Inc. dated July 28, 1998.

                        [The following exhibits and schedules to the Agreement and Plan of Reorganization have been omitted:]

                        Exhibit 1.3    Articles of Merger
                        Exhibit 2      Disclosure Schedule
                        Exhibit 5.11   Stock Option Assumption Agreement
                        Exhibit 6.2.3  Legal Opinion of Garvey, Schubert & Barer
                        Exhibit 6.3.4  Legal Opinion of Summit Law Group, PLLC
                        Exhibit 6.3.13 U.S. Bank Warrant Agreement

                        [The Registrant undertakes to furnish supplementally to the Commission a copy of any omitted schedule upon Commission request.]

                4.1     Stock Restriction and Registration Rights Agreement.
                4.2     Indemnification and Escrow Agreement.

                23.1    Consent of independent accountants.



                                  ST LABS, INC.
                              FINANCIAL STATEMENTS

                       Report of Independent Accountants



To the Board of Directors
and Shareholders of
ST Labs, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flow present fairly, in all material respects, the financial position of ST Labs, Inc. at December 31, 1997 and the results of its operations and its cash flows for the year, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit on these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the accompanying financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency and a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The Company has signed a letter of intent to merge with another corporation. This merger transaction and management's plans in regard to these matters are also described in Note 8 to the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers  LLP
Seattle, Washington
July 13, 1998

                                  ST LABS, INC.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                                        ASSETS

                                                                                       December 31,      March 31,
                                                                                           1997             1998
                                                                                         -------           -------
                                                                                                         (unaudited)
Current assets
   Cash and cash equivalents                                                             $    40
   Accounts receivable, less allowance of $90                                              1,588           $ 2,142
   Prepaid and other current assets                                                           87                67
                                                                                         -------           -------

      Total current assets                                                                 1,715             2,209

Equipment and furniture, net (Note 2)                                                      1,561             1,487
Other assets                                                                                  83                83
                                                                                         -------           -------

       Total assets                                                                      $ 3,359           $ 3,779
                                                                                         =======           =======


                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Line of credit borrowings (Note 4)                                                    $ 1,200           $ 1,447
   Accounts payable                                                                          768             1,075
   Accrued compensation and commissions                                                      350
   Other accrued expenses                                                                    738             1,040
   Notes payable to related parties                                                          215               215
   Current portion of notes payable (Note 4)                                               1,182             1,182
                                                                                         -------           -------

      Total current liabilities                                                            4,453             4,959

Notes payable, net of current portion (Note 4)                                               491               447
Other noncurrent liabilities                                                                 166               148
                                                                                         -------           -------

        Total liabilities                                                                  5,110             5,554
                                                                                         -------           -------

Commitments and contingencies (Notes 4 and 7)

Stockholders' equity
   Common stock and additional paid in capital; no par value; 25 million shares
    authorized; 5,615 and 5,715 shares issued and outstanding                              1,275             1,375
   Accumulated deficit                                                                    (3,026)           (3,150)
                                                                                         -------           -------

       Total stockholders' equity                                                         (1,751)           (1,775)
                                                                                         -------           -------

      Total liabilities and stockholders' equity                                         $ 3,359           $ 3,779
                                                                                         =======           =======

   The accompanying notes are an integral part of these financial statements.

                                  ST LABS, INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                      Year Ended             Three Months Ended
                                                      December 31,               March 31,
                                                      ------------      ------------------------------
                                                          1997               1997             1998
                                                      ------------       ------------     ------------
                                                                          (unaudited)      (unaudited)

Revenue                                               $ 12,987           $  2,835           $  3,315

Direct costs                                             7,615              1,808              1,848
                                                      --------           --------           --------

Gross margin                                             5,372              1,027              1,467

General, administrative and selling expenses             7,793              1,395              1,519
                                                      --------           --------           --------

Loss before income tax                                  (2,421)              (368)               (52)

Interest expense                                           471                 50                 72
                                                      --------           --------           --------

Net loss                                              $ (2,892)          $   (418)          $   (124)
                                                      ========           ========           ========


   The accompanying notes are an integral part of these financial statements.

                                  ST LABS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                   Common stock and             Accumulated
                                                              Additional paid in capital           deficit            Total
                                                            -----------------------------       ------------        ---------
                                                               Shares           Amount

Balance, January 1, 1997                                        4,858           $   341           $  (134)          $   207

Issuance of common stock                                          500               500                                 500
Exercise of stock options                                         257                38                                  38
Capital contribution                                                                 67                                  67
Compensation expense recognized on issuance of stock
   options                                                                          329                                 329

Net loss                                                                                           (2,892)           (2,892)
                                                              -------           -------           -------           -------

Balance, December 31, 1997                                      5,615             1,275            (3,026)           (1,751)

Issuance of common stock (unaudited)                              100               100                                 100

Net loss (unaudited)                                                                                 (124)             (124)
                                                              -------           -------           -------           -------

Balance, March 31, 1998 (unaudited)                             5,715           $ 1,375           $(3,150)          $(1,775)
                                                              =======           =======           =======           =======




    The accompanying notes are an integral part of these financial statements.

                                  ST LABS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                Year Ended              Three Months Ended
                                                               December  31,                March 31,
                                                               ------------       --------------------------
                                                                   1997                1997          1998
                                                               ------------       ------------    ----------
                                                                                 (unaudited)     (unaudited)

Cash flows from operating activities
   Net loss                                                     $(2,892)          $  (418)          $  (124)
   Adjustments to reconcile net loss to net
    cash used by operating activities:
      Depreciation and amortization                                 626                94               164
      Compensation expense on stock options                         329                --                --
      Changes in operating assets and liabilities:
        Increase in accounts receivable                            (118)             (233)             (554)
        Increase in accounts payable                                390               287               307
        Increase (decrease) in other accrued expenses               748               129               (65)
      Other                                                           3               (87)               20
                                                                -------           -------           -------

Net cash used by operating activities                              (914)             (228)             (252)
                                                                -------           -------           -------

Cash flows from investing activities
   Purchases of equipment and furniture                          (1,212)             (952)              (90)
                                                                -------           -------           -------

Net cash used by investing activities                            (1,212)             (952)              (90)
                                                                -------           -------           -------

Cash flows from financing activities
   Proceeds from revolving line of credit, net                      702               193               247
   Proceeds from long-term debt                                   1,150             1,000                --
   Repayment on long-term debt                                     (236)              (25)              (45)
   Proceeds from sale of common stock                               538                --               100
                                                                -------           -------           -------

Net cash provided by financing activities                         2,154             1,168               302
                                                                -------           -------           -------

Net increase (decrease) in cash                                      28               (12)              (40)

Cash, beginning of period                                            12                12                40
                                                                -------           -------           -------

Cash, end of period                                             $    40           $    --           $    --
                                                                =======           =======           =======



   The accompanying notes are an integral part of these financial statements.

                                  ST LABS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - ST Labs, Inc. (the "Company"), formerly Software Testing Laboratories, Inc., was incorporated in July 1993, in the State of Washington. The Company provides services which include recruiting contract test engineers, test automation training, software testing in Company facilities and at customer locations, and managing a testing facility on behalf of one particular customer.

Fair value disclosures - Recorded amounts of cash, accounts receivable, prepaid and other current assets, accounts payable, and other amounts included in current liabilities meeting the definition of financial instruments approximate fair value.

Revenue recognition - Revenues are recognized in the period in which they are earned, when services are provided.

Concentration of credit risk and significant customers - Financial instruments that potentially subject the Company to concentration of credit risk include primarily accounts receivable. Accounts receivable consists of account balances due from several relatively large companies dispersed primarily across the northwestern United States with industry concentration in information technology. The Company performs ongoing credit evaluations of its customer's financial condition and generally requires no collateral from its own customers. Revenues from major customers exceeding 10% of total revenue included three customers in 1997 accounting for 20%, 14%, and 11%, respectively, of total revenue. These customers represented 12%, 14%, and 5% of accounts receivable at December 31, 1997.

Equipment and furniture - Equipment and furniture are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life.

Income taxes - Income taxes are accounted for utilizing the liability method. Deferred income taxes are provided to represent the tax consequences on future years for temporary differences between tax and financial reporting basis of assets and liabilities. A valuation allowance has been provided for the total amount of deferred tax assets which would otherwise be recorded for income tax benefits, primarily relating to operating loss carryforwards, as realization is not considered more likely than not.

Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Pro forma net loss is presented on the basis as if the compensation has been determined pursuant to FAS 123.

                                  ST LABS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interim Financial Statements - The interim financial data at March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for the interim periods. The interim results of operations for the three months ended March 31, 1998 are not necessarily indicative of results expected for the entire year.

NOTE 2 - EQUIPMENT AND FURNITURE

Equipment and furniture consists of the following (in thousands):

                                                 December 31,       March 31,
                                                     1997             1998
                                                 -----------     -------------
                                                                  (unaudited)

Computers and equipment                            $ 1,928           $ 1,966
Furniture and fixtures                                 288               291
Leasehold improvements                                 279               329
                                                   -------           -------
                                                     2,495             2,586
Accumulated depreciation and amortization             (934)           (1,099)
                                                   -------           -------
Equipment and furniture, net                       $ 1,561           $ 1,487
                                                   =======           =======

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company provides temporary employee placement services, testing facility management, and software testing courses on a subcontract basis to a company which is a shareholder of approximately 15% of the Company's common stock (a "Significant Shareholder"). Revenues for these services amounted to approximately $1.1 million in 1997, and related accounts receivable at December 31, 1997 approximated $76,000. In addition, the Significant Shareholder provides temporary labor services to the Company, which during 1997 amounted to approximately $1 million, and related accounts payable approximated $141,000 at December 31, 1997.

 In April 1996, the Company borrowed $115,000 from related parties under terms of loan and warrant purchase agreements. The notes bear interest at 18% per annum payable monthly and are due in April 1998. The loans are unsecured and are subordinated to notes payable to bank and are outstanding at June 30, 1998. The loan agreements provide the holders with warrants to purchase 23,000 shares of the Company's common stock for $.45 per share through April 1999.

In May 1997, the Company borrowed $100,000 from a related party under terms of a loan and warrant purchase agreement. The note bears interest at 15% per annum payable monthly, and is due in May 1998. The loan is unsecured and subordinated to notes payable to bank and is outstanding at June 30, 1998. The agreement provides the holder with warrants to purchase 2,000 shares of the Company's common stock for $1.00 per share through January 2001.

In October 1997, the Company loaned $42,000 to certain shareholders bearing interest at 12% per annum. The notes mature in October 1998 and may be extended one year at the option of the holders.

                                  ST LABS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - REVOLVING LINE OF CREDIT AND NOTES PAYABLE

The Company has a revolving line of credit with commercial bank (the "Bank"). Amounts available under the line of credit are limited to a borrowing ceiling calculated as a percentage of eligible accounts receivable and to a maximum borrowing outstanding of $1.5 million. The line of credit bears interest at prime plus 1% (9.50% at December 31, 1997). This agreement contains certain restrictive covenants with which the Company was not in compliance at December 31, 1997. The Company has not received a waiver of these covenant violations from the Bank. However, in April 1998, the Company's revolving line of credit agreement was amended to, among other things, increase the maximum available borrowing to $2 million and revise certain restrictive covenants. Subsequently, the Company became in violation of the revised restrictive covenants and such non-compliance continues through July 13, 1998.

In February 1997, the Company entered into a term loan agreement with the Bank providing for maximum borrowings of $2 million over an 18 month period. The Company borrowed $1 million with the remainder becoming available to borrow, subject to certain performance targets. Amounts outstanding under the agreement bear interest at 12% per annum. In connection with this loan, the Company issued to the Bank a warrant to purchase 10% of the Company's common stock under certain future conditions, including if the loan is not paid in full upon maturity. The Company is obligated under certain circumstances to pay $75,000 if repayment occurs prior to August 28, 1998 and $150,000 thereafter.

At December 31, 1997, the Company has three equipment notes payable to the Bank which bear interest between 10% and 11% annually and are due in monthly installments through February 2002.

The revolving line of credit, term loan and equipment loans are secured by substantially all assets of the Company and are guaranteed by the Company's two principal shareholders. Interest paid on Bank borrowings was $407,000 during 1997. Notes payable consist of the following (in thousands):

                                               December 31,     March 31,
                                                  1997            1998
                                               -----------    -----------
                                                              (unaudited)
Term loan, due December 31, 1998                $ 1,000           $ 1,000
Equipment loan, due September 30, 1998               42                40
Equipment loan, due July 15, 2001                   190               178
Equipment loan, due February 28, 2002               441               411
                                                -------           -------
                                                  1,673             1,629

Current portion                                  (1,182)           (1,182)
                                                -------           -------
                                                $   491           $   447
                                                =======           =======

Future maturities on notes payable at December 31, 1997 are as follows (in thousands):

           Related Party       Bank           Total
           -------------     -------          ------
1998          $  215          $1,182          $1,397
1999                             147             147
2000                             163             163
2001                             156             156
2002                              25              25
              ------          ------          ------
              $  215          $1,673          $1,888
              ======          ======          ======

                                  ST LABS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INCOME TAXES

Deferred income taxes recorded for significant temporary differences between tax and financial reporting basis of assets and liabilities approximate $910,000 at December 31, 1997 and primarily relate to operating loss carryforwards. A valuation allowance has been recorded for the full amount of deferred taxes as realization of such deferred tax asset is not considered to be more likely than not. The change in the valuation allowance approximated $850,000 in 1997.

Deferred tax assets at December 31, 1997 are summarized as follows (in thousands):

Net operating loss carry-forwards                        $ 640
Cash vs. accrual basis of accounting                       170
Depreciation                                               100
                                                         -----
                                                           910
Valuation allowance                                       (910)
                                                         -----
Deferred tax assets, net of valuation allowance          $  --
                                                         =====

For income tax purposes, at December 31, 1997, the Company had net operating loss carry-forwards of approximately $1.7 million which expire in 2008 through 2012. As a result of changes in ownership, utilization of net operating loss carryforwards are subject to annual limitations.

NOTE 6 - COMMON STOCK AND STOCK OPTIONS

In February 1997, the Company amended its Articles of Incorporation to authorize the issuance of 25 million shares of common stock and the Board of Directors declared a ten-for-one stock split on the Company's common stock effected in the form of stock dividend to holders of record on that date. All share information has been restated to reflect this split.

During 1997, the Company extended the exercise period for stock options granted to certain terminated employees and recorded compensation expense of $329,000.

During 1997, certain shareholders of the Company made a capital contribution of approximately $67,000 to enable the Company to pay an employee severance obligation.

The Company adopted a Stock Option Plan (the 1995 Plan) in 1995 for key employees, under which 2 million shares of common stock are reserved for stock option grants. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors, except that incentive stock options must be granted with exercise prices of not less than 100% of fair market value of the underlying common stock on the date of grant. Options issued under the 1995 Plan become fully vested upon the completion of a change in control transaction. In 1997, the Company established a 1997 Stock Option Plan (the 1997 Plan) for key employees under which 500,000 shares of common stock are reserved for stock option grants. Most terms are comparable to the 1995 Plan. Stock options vest and become exercisable over periods of one to three years and expire ten years from the date of grant. Outstanding stock options at December 31, 1997 had a weighted average contractual life of 8.1 years.

The per share weighted average fair value of stock options granted during 1997 was $0.27 on the date of grant using the minimum value method with the following weighted average assumptions: expected dividend yield of zero; risk-free interest rate of 6.6% and an expected life of 5 years.

                                  ST LABS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - COMMON STOCK AND STOCK OPTIONS (CONTINUED)

The Company applies APB Opinion No. 25 in accounting for employee stock options and, accordingly, compensation cost has been recognized in the financial statements only to the extent that the option exercise price is less than the fair value of the underlying stock on the measurement date. Had the Company determined compensation cost based on fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased from $2.89 million to a pro forma loss of $2.93 million. The full impact of compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amount because compensation cost is amortized over the options' vesting period of three years.

The following summarizes stock option activity:

                                                                                   WEIGHTED AVERAGE
                                                                                -----------------------
                                        EXERCISE                                EXERCISE         FAIR
                                         PRICE             OUTSTANDING           PRICE           VALUE
                                      ------------         ------------         ---------       -------
Balances at January 1, 1997            $ .15 - .83           1,708,500           $    .22       $   .06
        Options granted                       1.00             583,000               1.00           .27
        Options exercised                      .15            (256,660)               .15           .04
        Options cancelled               .15 - 1.00            (294,180)               .26           .07
                                                            ----------
Balances at December 31, 1997          $.15 - 1.00           1,740,660           $    .48       $   .11
                                                            ==========

The following summarizes information about stock options outstanding at December 31, 1997:

                                   WEIGHTED
                                   AVERAGE
 EXERCISE                         REMAINING
  PRICES        OUTSTANDING          LIFE           EXERCISABLE
----------      -----------        ---------        ------------
$   0.15         910,000          7.2 years            846,667
$   0.45         211,000          8.2 years             70,333
$   0.83          30,000          8.8 years             10,000
$   1.00         589,660          9.5 years                  0
               ---------                             ---------
               1,740,660                               927,000
               =========                             =========

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company is from time to time involved in various claims and legal proceedings of a nature considered by Company management to be routine and incidental to its business. In the opinion of management, after consultation with outside legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the Company's financial position, results of operation or liquidity.

                                  ST LABS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company leases its corporate headquarters in Bellevue, Washington, under terms of a noncancelable operating lease that expires in August 2003, subject to extensions at the Company's option. The Company is responsible for its share of any property tax and operating costs higher than forecasted for this location. The Company also has two other noncancelable testing facilities leases expiring in 2002. The Company has subleased one of these sites to a third party through March 1999. The Company also leases computer equipment under two operating leases expiring in 1999 and 2000. Rent expense under noncancelable operating leases approximated $1.36 million in 1997.

At December 31, 1997, future minimum rental payments under the leases are as follows (in thousands):

Years ending December 31,
          1998          $1,385
          1999           1,385
          2000           1,292
          2001           1,333
          2002           1,110
    Thereafter             687
                        ------
                        $7,192
                        ======

In February 1998, the Company entered into a five-year noncancelable lease for a testing facility. Future minimum lease obligations under this lease aggregate $387,000.

NOTE 8 - LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. To date, the Company incurred recurring operating losses and has a net capital deficiency and a working capital deficit. Additionally, as disclosed in Note 4, the Company is in violation of its debt covenants and substantially all of its outstanding Bank debt is due by the end of 1998. Based on the Company's current projected earnings and cash flow, Company management does not believe that cash generated from operations alone will be sufficient to pay its debt by December 31, 1998. Management is considering financing alternatives which include, among other things, a business combination, sale of assets, or a refinancing of the bank debt.

In June 1998 the Company signed a letter of intent to combine with another corporation. The merger is a stock for stock combination and is intended to be accounted for as a pooling of interests transaction.

If the above transaction or other financing alternative does not occur, and the Company is unable to make required payments due December 31, 1998, it may be unable to continue its operations, except to the extent permitted by the Bank.

                              DATA DIMENSIONS, INC.
                         PRO FORMA FINANCIAL INFORMATION

The accompanying pro forma financial information gives effect to the business combination of Data Dimensions, Inc. (the "Company") and ST Labs, Inc. ("ST Labs"). This business combination will be accounted for as a "pooling-of-interests" for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholder interests which were previously independent. Consequently, the historical financial statements for periods prior to the consummation of the combination will be restated as though the companies had been combined for all periods presented.

The pro forma financial statements included herein should be read in conjunction with the Company's audited, annual financial statements included in the Company's December 31, 1997 Annual Report on Form 10-KSB and its unaudited interim financial statements included in the Company's March 31, 1998 Quarterly Report on Form 10-Q, and the ST Labs financial statements, which are included in this Form 8-K.

The accompanying pro forma condensed consolidated balance sheet presents the financial position of the combined businesses as of March 31, 1998, giving effect to the business combination utilizing the pooling-of-interests method of accounting.

The accompanying pro forma condensed consolidated statements of operations for each of the years ended December 31, 1995, 1996 and 1997 and each of the three month periods ended March 31, 1997 and 1998 give effect to the business combination utilizing the pooling-of-interests method of accounting. These unaudited pro forma condensed consolidated statements of operations may not be indicative of results to be expected in the future.

                              DATA DIMENSIONS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              Data
                                                           Dimensions          ST Labs           Pro Forma
                                                            --------           --------           --------
Current Assets:
  Cash and cash equivalents                                 $  5,897                              $  5,897
  Accounts receivable, net                                    15,616           $  2,142             17,758
  Prepaid and other current assets                             1,264                 67              1,331
                                                            --------           --------           --------

     Total current assets                                     22,777              2,209             24,986
Equipment and furniture, net                                   3,717              1,487              5,204
Investment in product development, net                         1,496                                 1,496
Other assets                                                     969                 83              1,052
                                                            --------           --------           --------
     Total assets                                           $ 28,959           $  3,779           $ 32,738
                                                            ========           ========           ========

Current liabilities:
  Line of credit borrowings                                                    $  1,447           $  1,447
  Accounts payable                                          $  2,191              1,075              3,266
  Accrued compensation and commissions                         2,745                                 2,745
  Other accrued liabilities                                    1,900              1,040              2,940
  Dividends payable                                              939                                   939
  Current portion of capital lease obligations                   252                                   252
  Deferred income taxes                                          391                                   391
  Current portion of notes payable                                                1,397              1,397
                                                            --------           --------           --------

     Total current liabilities                                 8,418              4,959             13,377
Notes payable, net of current portion                                               447                447
Capital lease obligations, net of current portion                448                                   448
Other non current liabilities                                                       148                148
                                                            --------           --------           --------

      Total Liabilities                                        8,866              5,554             14,420
                                                            --------           --------           --------

Stockholders' equity:
  Common stock and paid in capital                            22,251              1,375             23,626
  Treasury stock                                              (3,008)                               (3,008)
  Retained earnings (accumulated deficit)                        924             (3,150)            (2,226)
  Cumulative translation adjustment                              (74)                                  (74)
                                                            --------           --------           --------
     Total stockholders' equity                               20,093             (1,775)            18,318
                                                            --------           --------           --------
     Total liabilities and stockholders' equity             $ 28,959           $  3,779           $ 32,738
                                                            ========           ========           ========



The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                              DATA DIMENSIONS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                       Data
                                                    Dimensions            ST Labs           Pro Forma
                                                    ----------          ---------           ---------
Revenue:
  Knowledge Consulting                                $  5,878           $  3,790           $  9,668
  Information Services                                   4,833                                 4,833
  International                                            354                                   354
                                                      --------           --------           --------

     Total revenue                                      11,065              3,790             14,855

Direct costs                                             6,494              2,611              9,105
                                                      --------           --------           --------

Gross Margin                                             4,571              1,179              5,750

General, administrative and selling expenses             3,389              1,179              4,568
                                                      --------           --------           --------

Income from operations                                   1,182                 --              1,182
                                                      --------           --------           --------

Other income (expense)
  Interest expense                                        (207)               (27)              (234)
                                                      --------           --------           --------

    Total other income (expense)                          (207)               (27)              (234)
                                                      --------           --------           --------

Earnings (loss)  before income tax                         975                (27)               948

Income tax provision (benefit)                            (380)                                 (380)
                                                      --------           --------           --------

Net income (loss)                                     $  1,355           $    (27)          $  1,328
                                                      ========           ========           ========

Net income per share - basic                          $   0.19                              $   0.17
                                                      ========                              ========

Net income per share - diluted                        $   0.17                              $   0.16
                                                      ========                              ========

Weighted average shares outstanding:
  Basic                                                  7,209              4,873              7,642
                                                      ========           ========           ========

  Diluted                                                8,091              4,873              8,524
                                                      ========           ========           ========


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                              DATA DIMENSIONS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                        Data
                                                     Dimensions           ST Labs           Pro Forma
                                                     ----------          --------           ---------
Revenue:
  Knowledge Consulting                                $ 13,793           $  6,941           $ 20,734
  Information Services                                   6,001                                 6,001
  International                                          1,042                                 1,042
                                                      --------           --------           --------

     Total revenue                                      20,836              6,941             27,777

Direct costs                                            12,283              3,606             15,889
                                                      --------           --------           --------

Gross Margin                                             8,553              3,335             11,888

General, administrative and selling expenses             7,397              3,339             10,736
                                                      --------           --------           --------

Income (loss) from operations                            1,156                 (4)             1,152
                                                      --------           --------           --------

Other income (expense)
  Interest expense                                         (91)              (104)              (195)
  Interest income                                          583                                   583
                                                      --------           --------           --------

    Total other income (expense)                           492               (104)               388
                                                      --------           --------           --------

Earnings (loss) before income tax                        1,648               (108)             1,540

Income tax provision (benefit)                              15                                    15
                                                      --------           --------           --------

Net income (loss)                                     $  1,633           $   (108)          $  1,525
                                                      ========           ========           ========

Net income per share - basic                          $   0.15                              $   0.14
                                                      ========                              ========

Net income per share - diluted                        $   0.15                              $   0.13
                                                      ========                              ========

Weighted average shares outstanding:
  Basic                                                 10,678              4,858             11,110
                                                      ========           ========           ========

  Diluted                                               11,230              5,501             11,719
                                                      ========           ========           ========


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                             DATA DIMENSIONS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        Data
                                                     Dimensions           ST Labs          Pro Forma
                                                     ----------          ---------         ---------
Revenue:
  Knowledge Consulting                                $ 35,864           $ 12,987           $ 48,851
  Information Services                                   7,378                                 7,378
  Knowledge Transfer                                     1,619                                 1,619
  International                                          2,596                                 2,596
                                                      --------           --------           --------

     Total revenue                                      47,457             12,987             60,444

Direct costs                                            26,820              7,615             34,435
                                                      --------           --------           --------

Gross Margin                                            20,637              5,372             26,009

General, administrative and selling expenses            16,309              7,793             24,102

Unusual Items                                            4,024                                 4,024
                                                      --------           --------           --------

Income (loss) from operations                              304             (2,421)            (2,117)
                                                      --------           --------           --------

Other income (expense)
  Interest expense                                                           (471)              (471)
  Interest income                                          415                                   415
                                                      --------           --------           --------

Total other income (expense)                               415               (471)               (56)
                                                      --------           --------           --------

 Earnings (loss) before income tax                         719             (2,892)            (2,173)

Income tax provision (benefit)                             700                                   700
                                                      --------           --------           --------

Net income (loss)                                     $     19           $ (2,892)          $ (2,873)
                                                      ========           ========           ========

Net income (loss) per share - basic                   $   0.00                              $  (0.22)
                                                      ========                              ========

Net income (loss) per share - diluted                 $   0.00                              $  (0.22)
                                                      ========                              ========

Weighted average shares outstanding:
  Basic                                                 12,308              5,219             12,772
                                                      ========           ========           ========

  Diluted                                               12,609              5,897             13,133
                                                      ========           ========           ========




     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                             DATA DIMENSIONS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                       Data
                                                    Dimensions            ST Labs          Pro Forma
                                                    ----------           ---------         ----------
Revenue:
  Knowledge Consulting                                $  5,810           $  2,835           $  8,645
  Information Services                                   1,819                                 1,819
  Knowledge Transfer                                       267                                   267
  International                                            676                                   676
                                                      --------           --------           --------

     Total revenue                                       8,572              2,835             11,407

Direct costs                                             4,897              1,808              6,705
                                                      --------           --------           --------

Gross Margin                                             3,675              1,027              4,702

General, administrative and selling expenses             3,166              1,395              4,561
                                                      --------           --------           --------

Income (loss) from operations                              509               (368)               141
                                                      --------           --------           --------

Other income (expense)
  Interest expense                                                            (50)               (50)
  Interest income                                          147                                   147
                                                      --------           --------           --------

Total other income (expense)                               147                (50)                97
                                                      --------           --------           --------

 Earnings (loss) before income tax                         656               (418)               238

Income tax provision (benefit)                             230                                   230
                                                      --------           --------           --------

Net income (loss)                                     $    426           $   (418)          $      8
                                                      ========           ========           ========

Net income per share - basic                          $   0.04                              $   0.00
                                                      ========                              ========

Net income per share - diluted                        $   0.03                              $   0.00
                                                      ========                              ========

Weighted average shares outstanding:
  Basic                                                 11,999              4,858             12,431
                                                      ========           ========           ========

  Diluted                                               12,340              5,667             12,844
                                                      ========           ========           ========


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                              DATA DIMENSIONS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                        Data
                                                     Dimensions           ST Labs           Pro Forma
                                                     ----------          --------           ---------
Revenue:
  Knowledge Consulting                                $ 15,070           $  3,315           $ 18,385
  Information Services                                   1,930                                 1,930
  Knowledge Transfer                                       617                                   617
  International                                            298                                   298
                                                      --------           --------           --------

     Total revenue                                      17,915              3,315             21,230

Direct costs                                             9,999              1,848             11,847
                                                      --------           --------           --------

Gross Margin                                             7,916              1,467              9,383

General, administrative and selling expenses             6,337              1,519              7,856
                                                      --------           --------           --------

Income (loss) from operations                            1,579                (52)             1,527
                                                      --------           --------           --------

Other income (expense)
  Interest expense                                         (27)               (72)               (99)
  Interest income                                           70                                    70
                                                      --------           --------           --------

Total other income (expense)                                43                (72)               (29)
                                                      --------           --------           --------

 Earnings (loss) before income tax                       1,622               (124)             1,498

Income tax provision (benefit)                             625                                   625
                                                      --------           --------           --------

Net income (loss)                                     $    997           $   (124)          $    873
                                                      ========           ========           ========

Net income per share - basic                          $   0.08                              $   0.07
                                                      ========                              ========

Net income per share - diluted                        $   0.08                              $   0.07
                                                      ========                              ========

Weighted average shares outstanding:
  Basic                                                 12,664              5,698             13,170
                                                      ========           ========           ========

  Diluted                                               12,855              6,228             13,408
                                                      ========           ========           ========


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                              DATA DIMENSIONS, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998


(a) All fees and expenses related to the business combination and to the consolidation of the combining companies will be expensed as required under the pooling-of-interest accounting method. These expenses have not been reflected in the unaudited pro forma condensed consolidated balance sheet or statements of operations, but will be reflected in the statement of operations of the Company in the period the business combination is consummated. Such fees and expenses are presently estimated to approximate $750,000.

(b) The calculation of unaudited pro forma net income per common share for each period presented reflects the issuance of Company common stock in exchange for all of the outstanding shares of ST Labs common stock. The number of shares included in the basic earnings per share computation has been determined utilizing the exchange ratio of Company shares for ST Labs shares as set forth in the business combination merger agreement (the "Exchange Ratio") based upon the actual weighted average number of ST Labs common shares outstanding during the period presented, and a per share price of Company common stock of $14.38. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the number of shares utilized as the denominator is increased to include the number of ST Labs additional shares that would have been outstanding if dilutive common shares had been issued. Outstanding options and warrants have been considered utilizing the Treasury stock method in calculating dilutive earnings per share.

                                    SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


August 7, 1998                DATA DIMENSIONS, INC.




                                By:_____________________________________________
                                Gordon A. Gardiner, Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)